Exhibit 2.1

                      ACQUISITION AGREEMENT

          This Acquisition Agreement (this "Agreement") is made and entered into as of September 14, 1999 by and among EXCHANGE NATIONAL BANCSHARES, INC., a Missouri corporation ("ENB"), UNION STATE BANCSHARES, INC., a Missouri corporation ("USB"), UNION STATE BANK & TRUST OF CLINTON, a Missouri trust company (the "Buyer"), USBT ACQUISITION COMPANY, INC., a Missouri corporation ("Acquisition Company," and collectively with Buyer, the "Buyer Entities"), CALHOUN BANCSHARES, INC. ("Bancshares"), CITIZENS STATE BANK OF CALHOUN, a Missouri bank (the "Bank") and the undersigned shareholders of Bancshares (collectively the "Shareholders," and, together with Bancshares and the Bank, the "Sellers").

                           WITNESSETH:

          WHEREAS, ENB is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of the common stock of USB;

          WHEREAS, USB is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of the common stock of Buyer;

          WHEREAS, Buyer is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of the common stock of Acquisition Company;

          WHEREAS, Bancshares is the beneficial and record owner of one hundred percent (100%) of the 2,635 issued and outstanding shares of the common stock of the Bank ("Bank Stock");

          WHEREAS, the Shareholders are the beneficial or record owners of not less than 1,183 of the 1,332 issued and outstanding shares of the common stock of Bancshares ("Bancshares Stock");

          WHEREAS, Buyer desires to acquire one hundred percent
(100%) of the issued and outstanding shares of Bancshares Stock;

          WHEREAS, the Shareholders desire to sell their shares of Bancshares Stock to Buyer pursuant to the terms herein set forth and believe that all other shareholders of Bancshares would similarly desire to sell their shares of Bancshares Stock to Buyer;

          WHEREAS, in order to provide for the acquisition of the shares of Bancshares Stock held by the Shareholders and all other shareholders of Bancshares, Buyer has organized Acquisition Company which proposes to merge with and into Bancshares as provided in this Agreement and the Bancshares Merger Agreement;

          WHEREAS, on the same day as the merger of Acquisition
Company with and into Bancshares, Bancshares will be dissolved and the Bank will merge with and into the Buyer as provided in this Agreement and the Bank Merger Agreement; and

          WHEREAS, the Buyer Entities and the Sellers desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                            ARTICLE I
                           DEFINITIONS

     1.01 "Acquisition Company" means USBT Acquisition Company,
Inc., a Missouri corporation.

     1.02 "Adjusted Book Value of the Bank" means an amount equal to the sum of (i) 2.25 times the Book Value of the Bank for that portion of the Book Value of the Bank that is less than or equal to $6,200,000 and (ii) 1.00 times the Book Value of the Bank for that portion (if any) of the Book Value of the Bank that exceeds $6,200,000. In the event the Closing Date shall not occur on or before February 1, 2000, the "Adjusted Book Value of the Bank" means the Adjusted Book Value of the Bank as described above plus the sum of $2,500 per day for each day, up to the maximum of 30 days, that the Closing Date is delayed after February 1, 2000.

     1.03 "Bancshares" means Calhoun Bancshares, Inc., a Missouri corporation and registered bank holding company.

     1.04 "Bancshares Merger" means the merger of Acquisition
Company with and into Bancshares, with Bancshares being the surviving corporation.

     1.05 "Bancshares Merger Agreement" means the Merger
Agreement between Bancshares and Acquisition Company, attached hereto as Exhibit A.

     1.06 "Bancshares Merger Consideration" means a cash amount computed pursuant to generally accepted accounting principles as follows: (i) the sum of the Adjusted Book Value of the Bank as of the Determination Date, PLUS (ii) the amount of any cash held by Bancshares as of the Determination Date, and MINUS (iii) the amount of any indebtedness or other liabilities of Bancshares as of the Determination Date.

     1.07 "Bancshares Merger Effective Time" means the date and the time that the Missouri Secretary of State issues a certificate of merger with respect to the Bancshares Merger.

     1.08 "Bank" means Citizens State Bank of Calhoun, a Missouri banking corporation that is not a member of the Federal Reserve
System.

     1.09 "Bank Merger" means the merger of the Bank into Buyer, with Buyer being the surviving bank.

     1.10 "Bank Merger Agreement" means the Merger Agreement between the Buyer and the Bank, attached hereto as Exhibit B.

     1.11 "Bank Merger Documents" means the following documents, each in such form as is required by the relevant provisions of Chapter 362 of the Missouri Revised Statutes: (a) a copy of the executed Bank Merger Agreement; (b) copies of the minutes of the meetings of the Board of Directors of the Bank and the Buyer approving the Bank Merger Agreement; (c) copies of the minutes of the meetings of the stockholders of the Bank and Buyer approving and ratifying the Bank Merger Agreement; and (d) an affidavit of the Secretary of the Buyer stating that the Bank Merger Agreement, the stockholder minutes and the Board minutes have been filed with (i) the Director of Finance, (ii) the Secretary of the Bank and (iii) the Secretary of Buyer.

     1.12 "Bank Merger Effective Time" means the date and at the time that the Bank Merger Documents are filed for recordation with the Office of the Recorder of Deeds of St. Clair County and the Office of the Recorder of Deeds of Henry County.

     1.13 "BHC Act" means the Bank Holding Company of 1956, as amended.

     1.14 "Book Value of the Bank" means an amount, determined in accordance with generally accepted accounting principals, that is the sum of capital, surplus and undivided profits of the Bank, EXCEPT THAT in calculating the Book Value of the Bank, there shall be no adjustment made for unrealized gains or losses with respect to the investment securities portfolio of the Bank.

     1.15 "Buyer" means Union State Bank & Trust of Clinton, a
Missouri bank that is not a member of the Federal Reserve System.

     1.16 "Buyer Due Diligence Period" means the period of time commencing on the date of execution of this Agreement and ending
30 days thereafter, or on such earlier date as Buyer shall have terminated such period by notice to the Sellers.

     1.17 "Buyer Due Diligence Review" means the review by Buyer during the Buyer Due Diligence Period of Bancshares and the Bank and their respective operations, business affairs, prospects and financial condition, including, without limitation, those matters which are the subject of Bancshares' and the Bank's representations and warranties included herein.

     1.18 "Closing Date" means the date as defined in Section
2.02 of this Agreement.

     1.19 "Determination Date" means the last day of the month ending prior to the Closing Date.

     1.20 "Dissenting Shares" means any shares of Bancshares
Stock held by any holder who becomes entitled to payment of the value of such shares under Section 351.455 of the Missouri
Revised Statutes.

     1.21 "ENB" means Exchange National Bancshares, a Missouri corporation that is a registered bank holding company.

     1.22 "Equity Securities" means the capital stock or other equity securities of an issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities.

     1.23 "Escrow Agreement" means the Escrow Agreement, dated the date hereof, by and among ENB, Bancshares and Escrow Agent.

     1.24 "FDI Act" means the Federal Deposit Insurance Act of
1950, as amended.

     1.25 "FDIC" means the Federal Deposit Insurance Corporation.

     1.26 "GAAP" means generally accepted accounting principles.

     1.27 "Merger Agreements" means the Bank Merger Agreement and the Bancshares Merger Agreement.

     1.28 "Mergers" means the Bancshares Merger and the Bank
Merger.

     1.29 "Missouri Director of Finance" means the Division of
Finance of the Missouri Department of Economic Development.

     1.30 "Regulatory Authority" means any federal, state, municipal or local government, securities, banking, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (such entities being referred to herein collectively as the "Regulatory Authorities").

     1.31 "Surviving Bank" means Buyer, as the surviving bank of the Bank Merger.

     1.32 "Surviving Corporation" means Bancshares, as the surviving corporation of the Bancshares Merger.

     1.33 "Surviving Entities" means the Surviving Bank and the
Surviving Corporation.

     1.34 "USB" means Union State Bancorporation, Inc., a
Missouri corporation and registered bank holding company.


                            ARTICLE II
                   THE ACQUISITION TRANSACTION

     2.01 THE ACQUISITION TRANSACTION. Subject to the terms and conditions of this Agreement:

          (a) Acquisition Company will merge with and into Bancshares under the terms set forth in the Bancshares Merger Agreement to be executed prior to the Closing Date by and between Bancshares and Acquisition Company, whereby the shareholders of Bancshares will receive the consideration as set forth in this Agreement and the Bancshares Merger Agreement;

          (b) the shareholders of Bancshares will receive the amount of cash that will equal their respective percentage ownership interest in the outstanding shares of Bancshares Stock as of the Bancshares Merger Effective Time multiplied by the total amount of Bancshares Merger Consideration payable in the Bancshares Merger as set forth in Section 2.07 of this Agreement. Upon consummation of the Bancshares Merger, the separate
      corporate existence of Acquisition Company will cease and
Bancshares will be the Surviving Corporation; and

          (c) on the same day as, and promptly following, the Bancshares Merger Effective Time, Bancshares will be dissolved pursuant to Section 351.464 of the Missouri Revised Statutes and the Bank will merge with and into Buyer under the terms set forth in the Bank Merger Agreement to be executed prior to the Closing Date by and between the Bank and the Buyer. Upon consummation of the Bank Merger, the separate corporate existence of the Bank will cease and Buyer will be the Surviving Bank.

     2.02 CLOSING. The closing (the "Closing") of the Mergers, unless the parties hereto shall otherwise mutually agree, shall take place at the offices of Buyer's counsel in Kansas City, Missouri, at 10:00 a.m., local time, on a date designated by Buyer (the "Closing Date"), which shall be at least two (2) business days and not more than ten (10) business days following the last to occur of the following events: (a) the receipt of the requisite approval of the Bancshares Merger by the shareholders of Bancshares, as set forth in Section 3.02 of this Agreement, (b) the receipt of the requisite approval of the Bank Merger by the shareholders of the Bank, as set forth in Section
3.02 of this Agreement, and (c) the approval of the Bank Merger by the FDIC, Missouri Director of Finance and any other bank regulatory agency that may be necessary or appropriate, and the expiration of any required waiting period. In no event whatsoever shall the Closing occur prior to January 16, 2000 nor subsequent to March 31, 2000.

     2.03 METHOD OF EFFECTING THE MERGERS AND EFFECTIVE TIMES.

          (a) On the Closing Date, the parties hereto will cause the Bancshares Merger to be consummated by delivering to the Missouri Secretary of State, for filing, copies of the Bancshares Merger Agreement and related articles of merger in such form as is required by, and executed in accordance with, the relevant provisions of Chapter 351 of the Missouri Revised Statutes. The Bancshares Merger shall be effective at the Bancshares Merger Effective Time.

          (b) On the Closing Date, the parties hereto will cause the Bank Merger to be consummated by delivering, for filing, the Bank Merger Documents to (i) the Missouri Director of Finance,
(ii) the Secretary of the Bank, (iii) the Secretary of the Buyer,
(iv) the Office of the Recorder of Deeds of St. Clair County and
(v) the Office of the Recorder of Deeds of Henry County. The Bank Merger shall be effective at the Bank Merger Effective Time.


     2.04 ARTICLES AND BYLAWS.

          (a) The articles of incorporation and bylaws of Bancshares in effect immediately prior to the Bancshares Merger Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, in each case until amended in accordance with their respective provisions and applicable law.

          (b) The articles of agreement and bylaws of Buyer in effect immediately prior to the Bank Merger Effective Time shall be the articles of agreement and bylaws of the Surviving Bank, in each case until amended in accordance with their respective provisions and applicable law, except that upon consummation of the Bank Merger, (i) the name of the Surviving Bank shall be changed to Citizens Union State Bank and Trust of Clinton and
(ii) the capital stock of the Surviving Bank shall be increased from $2,000,000 to $3,000,000.

     2.05 BOARD OF DIRECTORS AND OFFICERS.

          (a) With respect to the Bancshares Merger, at the Bancshares Merger Effective Time, (i) the members of the Board of Directors of the Surviving Corporation and the terms of these directors shall be as designated by Buyer immediately prior to the Bancshares Merger Effective Time and (ii) the officers of the Surviving Corporation shall be the persons designated by Buyer immediately prior to the Bancshares Merger Effective Time, and such persons will serve in their designated offices, thereafter, until their respective successors are duly elected and qualified.

          (b) With respect to the Bank Merger, at the Bank Merger Effective Time, (i) the members of the Board of Directors of the Surviving Bank shall be Julius F. Wall and such other persons as designated by the Buyer immediately prior to the Bank Merger Effective Time and (ii) the officers of the Surviving Bank shall be (A) James E. Smith, as Chairman of the Board, (B) Robert
S. Wheeler, as President and (C) those persons who were officers of the Buyer or of the Bank immediately prior to the Bank Merger, who shall hold the offices designated by Buyer immediately prior to the Bank Merger Effective Time, and such persons will serve in their designated offices, thereafter, until their respective successors are duly elected and qualified.

     2.06 ADDITIONAL ACTIONS.

          (a) If, at any time after the Bancshares Merger Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of Bancshares, or (b) otherwise carry out the purposes of this Agreement or the Bancshares Merger Agreement, Bancshares and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement or the Bancshares Merger Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Bancshares or otherwise to take any and all such action.

          (b) If, at any time after the Bank Merger Effective Time, the Surviving Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to, or under any of the rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement or the Bank Merger Agreement, the Bank and its officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement or the Bank Merger Agreement, and the officers and directors of the Surviving Bank are authorized in the name of Bank or otherwise to take any and all such action.

     2.07 PAYMENT AND DELIVERY OF BANCSHARES MERGER CONSIDERATION. At the Bancshares Merger Effective Time, on the Closing Date, Acquisition Company shall deliver to each of the shareholders of Bancshares such amount of cash from funds contributed to it by ENB pursuant to Section 6.15 as such shareholder shall be entitled to receive pursuant to Section 2.01, and each of the shareholders of Bancshares shall surrender to the Surviving Corporation certificates representing the total number of shares of Bancshares Stock owned by such shareholder.

     2.08 DISSENTING SHARES.

          (a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of such law, and Buyer shall cause the Surviving Corporation to make such payment.

          (b) Each party hereto shall give the other prompt notice of any written demands for the payment of the fair value of such shareholder's shares, withdrawals of such objections or demands, and any other instruments, served pursuant to Section
351.455 of the Missouri Revised Statutes, received by such party, and Bancshares shall give Buyer the opportunity to direct all negotiations and proceedings with respect to such objections or demands. Bancshares shall not voluntarily make any payment with respect to any demands for payment of value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

     2.09 RESERVATION OF RIGHT TO REVISE TRANSACTION. The Buyer Entities may at any time change the method of effecting the acquisition by the Buyer Entities (including without limitation the provisions of this Article II) if and to the extent the Buyer Entities deem such change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the Bancshares Merger Consideration, (b) in the reasonable opinion of the tax counsel or tax advisor of the Sellers, adversely affect the tax treatment to the holders of Bancshares Stock as a result of receiving the Bancshares Merger Consideration or (c) materially impede or delay receipt of any approval referred to in Section 7.01(b) or the consummation of the transactions contemplated by this Agreement, the Bancshares Merger Agreement or any other agreement executed in connection herewith. Notwithstanding the foregoing, the Buyer Entities agree not to make an election under Section 338 or
Section 338(h)(10) of the Internal Revenue Code such that the transaction shall be treated as a sale of assets for the purposes of taxation.

     2.10 ESCROW DEPOSIT BY BUYER. Pursuant to the terms of the Escrow Agreement, substantially as set forth in Exhibit E hereto, at the date of execution of this Agreement, ENB will deposit, with Citizens State Bank of Calhoun, as Escrow Agent, the sum of $200,000 (the "Escrow Deposit"). In the event that the Closing does not occur, but ENB and the Buyer Entities are not in default under any of the terms of this Agreement and are in compliance with all of the terms hereof applicable to them, the Escrow Deposit shall be returned to Buyer. In the event that there is no Closing because ENB or the Buyer Entities are in default under any of the terms of this Agreement applicable to them, and Sellers are in compliance with all of the terms hereof applicable to them, the Escrow Deposit shall be paid to the Sellers as liquidated damages for the breach hereof by the Buyer Entities.


                           ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLERS

     As an inducement to the Buyer Entities to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits and other investigations made by the Buyer Entities, the Sellers hereby jointly and severally represent and warrant to the Buyer Entities as to the following matters, except that warranties of the Bank shall relate only to matters pertaining to the Bank and no other party other than a Shareholder shall be responsible for any warranties that relate solely to that Shareholder. The following representations and warranties are made in good faith and to the best of Sellers' information, knowledge and belief with the exception of the representations and warranties set forth in Sections 3.13 and 3.23 which shall be considered absolute.

     3.01 ORGANIZATION AND AUTHORITY.

          (a) Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business, and is in good standing in all jurisdictions where its ownership, leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Bancshares is registered as a bank holding company with the Federal Reserve Board under the BHC Act. A current and accurate list of Bancshares's shareholders, including addresses thereof, and true and complete copies of the articles of incorporation and bylaws of Bancshares, each as in effect on the date of this Agreement, are included in Schedule 3.01(a) hereof.

          (b) The Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Missouri. The deposits of the Bank are insured by the FDIC under the FDI Act. The Bank is qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own and operate its properties and to carry out its business as and where the same is now being conducted. A current and accurate list of the Bank's shareholders, including addresses thereof, and true and complete copies of the articles of agreement and bylaws of the Bank, each as in effect on the date of this Agreement, are included in Schedule 3.01(b) hereof.

     3.02 CORPORATE AUTHORIZATION; RECORDS.

          (a) The Bank has the corporate power and authority to enter into this Agreement and the Bank Merger Agreement, and Bancshares has the corporate power and authority to enter into this Agreement and the Bancshares Merger Agreement and to carry out their respective obligations thereunder, subject to (i) the approval of this Agreement, the Bancshares Merger and the Bancshares Merger Agreement by the shareholders of Bancshares,
(ii) the approval of this Agreement, the Bank Merger and the Bank Merger Agreement by the shareholders of the Bank, and (iii) such approvals of governmental agencies and other governing boards having regulatory authority over Bancshares and/or the Bank as may be required by applicable law, rule or regulation.

          (b) The only shareholder vote of Bancshares required to approve the Bancshares Merger is the affirmative vote of the holders of two thirds of the outstanding shares of Bancshares Stock. The only shareholder vote of the Bank required to approve the Bank Merger is the affirmative vote of Bancshares as the sole shareholder of the Bank. The execution, delivery and performance of this Agreement and the Bancshares Merger Agreement by Bancshares have been duly authorized by the Board of Directors of Bancshares. The execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Bank have been duly authorized by the Board of Directors of the Bank. Subject to the approvals, as aforesaid, this Agreement and the Bank
      Merger Agreement are the valid and binding obligations of the Bank, and this Agreement and the Bancshares Merger Agreement are the valid and binding obligations of Bancshares, enforceable against each in accordance with their respective terms.

          (c) Except as set forth on Schedule 3.02(c), neither the execution, delivery and performance by Bancshares of this Agreement or the Bancshares Merger Agreement, nor the consummation of the transactions contemplated thereby, nor compliance by Bancshares with any of the provisions thereof will
(i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Bancshares under any of the terms, conditions or provisions of (A) its articles of incorporation or bylaws, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancshares is a party or by which it may be bound, or to which Bancshares or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (d) of this Section 3.02, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bancshares or any of its properties or assets.

          (d) Except as set forth on Schedule 3.02(d), neither the execution, delivery and performance by the Bank of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated thereby, nor compliance by Bank with any of the provisions thereof will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Bank under any of the terms, conditions or provisions of (A) its articles of agreement or bylaws, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bank is a party or by which it may be bound, or to which the Bank or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (d) of this
Section 3.02, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Bank or any of its properties or assets.

          (e) The minute books and stock records of Bancshares and the Bank are complete and correct in all respects and accurately reflect in all respects all meetings, consents and other actions of the shareholders, Board of Directors and committees of the Board of Directors occurring since the organization of each.

     3.03 SUBSIDIARIES. Bancshares has no subsidiaries other than the Bank and the Bank has no subsidiaries and does not control, or have any equity ownership interest in, any other corporation, partnership, joint venture or other business association, other than any interest pledged to the Bank in the ordinary course of its business as security for the obligations of third parties to the Bank or held by the Bank as a consequence of its exercise of rights and remedies in respect of any interest pledged as security in respect of such obligation.

     3.04 CAPITALIZATION OF THE BANK AND BANCSHARES. The capital stock of the Bank consists of 2,635 shares of common stock, $50 par value, all of which are issued and outstanding as of the date hereof. The authorized capital stock of Bancshares consists of 2,750 shares of common stock, no par value, 1,332 shares of which are issued and outstanding as of the date hereof. Except as set forth on Schedule 3.04, Bancshares has and will have as of the Bancshares Merger Effective Time good and marketable title to 2,635 shares, or 100% of the then issued and outstanding shares of the Bank Stock, free and clear of any liens, claims, charges, encumbrances and assessments of any kind or nature whatsoever. There are no other shares of capital stock or other Equity Securities of Bancshares or the Bank outstanding. All of the issued and outstanding shares of the common stock of Bancshares and the Bank are validly issued, fully paid and nonassessable.

     3.05 FINANCIAL STATEMENTS.

          (a) Delivered herewith as Schedule 3.05(a) are copies of the following financial statements:

               (i)  Balance sheets of Bancshares as of December
          31, 1998 and 1997, and related statements of income for the two (2) years ended December 31, 1998;

               (ii) Balance sheet of Bancshares as of June 30,
          1999 and related statement of income for the six-month period ended June 30, 1999;

               (iii)     Form FR Y-6 reports of Bancshares as of
          December 31, 1998 and 1997, and Form FR Y-9LP and Form
          FR Y-9C reports filed during such periods, as furnished by Bancshares to the Federal Reserve Board; and

               (iv) The Consolidated Reports of Condition and Income of the Bank as of and for the years ended December 31, 1998 and 1997, and as of and for the three-month periods ended March 31, 1999 and June 30, 1999, as filed by the Bank with the FDIC.

          (b)  The financial statements referenced in subsection
(a) of this Section 3.05 are referred to collectively as the "Bancshares Financial Statements." The Bancshares Financial Statements have been prepared in accordance with the books and records of Bancshares and the Bank in accordance with GAAP or, as to the financial statements referenced in subsection (a)(iii) and
(a)(iv) above, regulatory accounting principles, consistently applied in both cases as applied to financial institutions, and present fairly the consolidated financial positions of Bancshares and the Bank, respectively, at the dates thereof and the consolidated results of their respective operations (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

          (c) Bancshares and the Bank have each prepared, kept and maintained through the date hereof true, correct and complete financial and other books and records of their affairs which fairly reflect their respective financial conditions, results of operations, businesses, assets, prospects or operations.

     3.06 REPORTS. Since January 1, 1996, Bancshares and the Bank have filed all reports, registrations and statements, together with any required amendments thereto, that were required to be filed with any Regulatory Authority, having jurisdiction over the affairs of each. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Bancshares and Bank Reports." As of their respective dates, the Bancshares and Bank Reports complied in all respects with all the rules and regulations promulgated by the applicable Regulatory Authority. With respect to the Bancshares and Bank Reports filed with the Regulatory Authorities, there is no material unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement filed by, or any examination of, the Bank or Bancshares.

     3.07 TITLE TO AND CONDITION OF ASSETS.

          (a) Except as may be reflected in the Bancshares Financial Statements or set forth on Schedule 3.07(a) and excepting all real property (which is the subject of Section 3.08), Bancshares and the Bank have, and at the Closing Date will have, good and marketable title to their respective properties and assets, including, without limitation, those reflected on the Bancshares Financial Statements, free and clear of any liens, charges, pledges, encumbrances, defects, claims or rights of third parties, except for liens for taxes, assessments or other governmental charges not yet delinquent.

          (b) No assets reflected on the Bancshares Financial Statements, which in the aggregate exceed $10,000, have been sold, leased, transferred, assigned or otherwise disposed of since June 30, 1999 except in the ordinary course of business or as set forth in Schedule 3.07(b). All dispositions of assets since June 30, 1999, regardless of amount, have been made at fair value.

          (c) All furniture, fixtures, vehicles, machinery and equipment and computer software owned or used by Bancshares or the Bank, including any of such items leased as a lessee and all facilities and improvements comprising part of any owned or leased real property, taken as a whole, with no single such item being deemed of importance, are in good order and repair, free of defects and in good operating condition, subject only to normal wear and tear. The operation by Bancshares or the Bank of such assets is in compliance in all material respects with all applicable laws, ordinances and rules and regulations of any governmental authorities having jurisdiction.

     3.08 REAL PROPERTY.

          (a) Bancshares owns no real property and neither Bancshares nor the Bank is a lessee of real property, except as set forth in Schedule 3.08(a). The legal description of each parcel of real property owned by the Bank (other than real property acquired in foreclosures or in lieu of foreclosure in the course of collection of its loans and being held by the Bank for disposition as required by law) is set forth in Schedule 3.08(a) attached hereto (such real property being herein referred to as the "Real Property").

          (b) There is no pending dispute involving the Bank as to the title of or the right to use any of its Real Property.

          (c) The Bank has no interest in any other real property except interests as a mortgagee, and except for real property acquired in foreclosures or in lieu of foreclosure and being held for disposition as required by law.

          (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

          (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of the Sellers, threatened, with respect to any such building, structure or improvement. The Real Property is in generally good condition, reasonable wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities.

          (f) Except as may be reflected on the Bancshares Financial Statements or with respect to such easements, liens, defects or encumbrances of record, which to the best knowledge of Sellers, do not individually or in the aggregate adversely affect the use or value of the parcel of Real Property, the Bank has, and at the Closing Date will have, good and marketable title to its Real Property, free and clear of any liens, charges, pledges, encumbrances, defects, claims or rights of third parties, except as set forth in Schedule 3.08(f).

     3.09 LOANS, COMMITMENTS AND CONTRACTS.

          (a) Bancshares has no outstanding loans receivable nor any commitments to lend. Schedule 3.09(a) contains a complete and accurate listing of all contracts entered into with respect to deposits of $250,000 or more, by account or other identifying number, and all loan agreements and commitments, notes, security agreements, repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to or involving extensions of credit or other commitments to extend credit by the Bank with respect to any one entity or related group of entities in excess of $250,000, to which any of the foregoing is a party or by which it is bound, by account or other identifying number, and, where applicable, such other information as shall be necessary to identify any related group of entities.

          (b) Except for the contracts and agreements required to be listed on Schedule 3.09(a) and except as set forth in
Schedule 3.09(b) hereto, neither Bancshares nor the Bank is a party to or bound by any:

               (i)  agreement, contract, arrangement,
          understanding or commitment with any labor union;

               (ii) franchise or license agreement;

               (iii)     written employment, severance or
          termination pay, agency, consulting or similar agreement, contract, arrangement, understanding or commitment in respect of personal services;

               (iv) material agreement, arrangement or commitment
          (A) not made in the ordinary course of business, or (B) pursuant to which Bancshares or the Bank is or may become obligated to invest in or contribute other than pursuant to the Sellers Employee Plans (as that term is defined in Section 3.18 hereof);

               (v) agreement, indenture or other instrument not disclosed in the Bancshares Financial Statements relating to the borrowing of money by the Bank or Bancshares or the guarantee by the Bank or Bancshares of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by the Bank or Bancshares such as deposits, Fed Funds borrowings, Federal Home Loan Bank Board advances and repurchase and reverse repurchase agreements), other than such agreements, indentures or instruments providing for annual payments of less than $50,000;

               (vi) contract containing covenants which limit the ability of the Bank or Bancshares to compete in any line of business or with any person or which involves any restrictions on the geographical area in which, or method by which, the Bank or Bancshares may carry on their respective businesses (other than as may be required by law or any applicable Regulatory Authority);

               (vii)     lease of personal property with annual
          rental payments aggregating $25,000 or more;

               (viii) loans or other obligations payable or owing to any officer, director or employee except (A) salaries, wages and directors' fees incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing at the Bank in the ordinary course of business;

               (ix) loans or debts payable or owing by any executive officer or director of the Bank or Bancshares or any other person or entity deemed an "executive officer" or a "related interest" of the Bank or Bancshares, as such terms are defined by the FDIC in 12
          C.F.R. Part 349;

               (x) other agreements, contracts, arrangements, understandings or commitments that involve obligations by the Bank or Bancshares of more than $25,000 in the aggregate that extend beyond six months from the date hereof and cannot be canceled without cost or penalty upon notice of 30 days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and
                commitments to issue letters of credit,
          participation agreements and other documents relating to transactions entered into by the Bank or Bancshares in the ordinary course of business and not involving extensions of credit with respect to any one entity or related group of entities in excess of $250,000.

          (c) The Bank and Bancshares carry property, casualty, liability, directors and officer errors and omissions, products liability and other insurance coverages as set forth in
Schedule 3.09(c).

          (d) True, correct and complete copies of the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 3.09(a), Schedule 3.09(b), and
Schedule 3.09(c) shall be furnished or made available to the Buyer Entities.

          (e) Each of the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 3.09(a), Schedule 3.09(b) and Schedule 3 09(c) is a valid, binding and enforceable obligation of the parties sought to be bound thereby, except as the enforceability thereof against the parties thereto (other than the Bank or Bancshares) may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

          (f) Schedule 3.09(f) contains a true, correct and complete listing, as of the date of this Agreement, by account or other identifying number, of (i) all loans in excess of $100,000 of the Bank which have been accelerated during the past twelve months which have not, to date, been repaid or written off, (ii) all loan commitments or lines of credit of the Bank in excess of $100,000 which have been terminated by the Bank during the past twelve months by reason of default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower which have not, to date, been repaid or written off, (iii) all loans, lines of credit and loan commitments in excess of $100,000 as to which the Bank has given written notice to the borrower or customer of the Bank's intent to terminate during the past twelve months which have not, to date, been repaid or written off, (iv) with respect to all loans in excess of $100,000, all notification letters and other written communications from the Bank to any of its borrowers, customers or other parties during the past twelve months wherein the Bank has requested or demanded that actions be taken to correct existing material defaults or material facts or circumstances which may become defaults, (v) each borrower, customer or other party which has notified the Bank during the past twelve months of, or asserted against the Bank, in writing, any "lender liability" or similar claim, and each borrower, customer or other party which has given the Bank any oral notification of, or asserted against the Bank, any such claim, and (vi) all loans in excess of $50,000 (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) where a reasonable doubt exists as to the timely future collectibility of future principal and interest, whether or not interest is still accruing or the loan is less than 90 days past due, (4) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (5) where a specific reserve allocation exists in connection therewith, or (6) that have been classified "substandard," "doubtful" or "loss" or the equivalent thereof by any Regulatory Authority.

     3.10 ABSENCE OF DEFAULTS. Except as set forth in Schedule 3.10, there are no pending disputes between the Bank or Bancshares and the other parties to the agreements, contracts, leases, insurance policies and other documents referred to in
Schedule 3.09(a), Schedule 3.09(b), and Schedule 3.09(c), and to the best knowledge of the Sellers, all such agreements, contracts, leases, insurance policies and other documents are in full force and effect and not in default with respect to the Bank or Bancshares or any other party thereto, and will continue in full force and effect immediately after the Closing Date.

     3.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Schedule 3.11 or in any other Schedule delivered herewith:

          (a) As of the date hereof, neither the Bank nor Bancshares has any debts, liabilities or obligations, equal to or exceeding $25,000, individually, or $50,000, in the aggregate, whether accrued, absolute, contingent or otherwise and whether due or to become due, which are required to be reflected in the Bancshares Financial Statements or the notes thereto in accordance with GAAP consistently applied except:

               (i)  liabilities reflected in the Bancshares
          Financial Statements;

               (ii) deposits, debts, liabilities or obligations incurred since June 30, 1999 in the ordinary and usual course of its businesses, none of which are for breach of contract, breach of warranty, torts, infringements or lawsuits, and none of which adversely affect their respective financial positions or results of operations, businesses, assets, prospects or operations; and

               (iii)     liabilities incurred for legal,
          accounting, financial advising fees and out-of-pocket expenses in connection with the Mergers and the transactions related thereto.

          (b) Neither the Bank nor Bancshares was, as of June 30, 1999, and since such date to the date hereof has become a party to, any contract or agreement, excluding deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by the Bank or Bancshares in the ordinary course of business which affected, affects or may reasonably be expected to affect, materially and adversely, its financial position, results of operations, business, assets or operations.

     3.12 ALLOWANCE FOR LOAN AND LEASE LOSSES; NON-PERFORMING
ASSETS.

          (a) All of the accounts, notes and other receivables which are reflected in the balance sheet of the Bank as of June 30, 1999 were acquired in the ordinary course of business and are to the best knowledge of Sellers collectible in full in the ordinary course of business, except for possible loan and lease losses for which reserves have been made on the financial statements in accordance with regulatory requirements in the allowance for loan and lease losses in such balance sheet.

          (b) The allowance for loan losses contained in the balance sheet of the Bank as of June 30, 1999 was established in accordance with the past practices and experiences of the Bank and such allowance was adequate in all material respects under applicable regulatory requirements to provide for possible losses on loans and leases (including, without limitation, accrued interest receivable) and credit commitments (including, without limitation, stand-by letters of credit) as of the date of such balance sheet. The reserve for loan losses as of the Closing Date shall be equal to or greater than the amount of the reserve for loan losses reflected on the financial statements of Bancshares as of June 30, 1999.

          (c) Schedule 3.12(c) sets forth as of the date of this Agreement all assets classified as real estate acquired through foreclosure, including in-substance foreclosed real estate
("Non-Performing Assets").

     3.13 TAXES. Each of Bancshares and the Bank has timely filed or will timely file (including all extensions) all tax returns required to be filed at or prior to the Closing Date ("Bancshares Returns"). Each of Bancshares and the Bank has paid, or has set up adequate reserves on the Bancshares Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and has set up adequate reserves on the Bancshares Financial Statements for the payment of all taxes anticipated to be payable in respect of the period subsequent to the last of said periods (treating for this purpose the Closing Date as the last day of an applicable period, whether or not it is in fact the last day of a taxable period). Neither Bancshares nor the Bank will have any liability for any such taxes in excess of the amounts so paid or reserves so established, and no deficiencies for any tax, assessment or
      governmental charge have been proposed, asserted or
assessed (tentatively or definitively) against Bancshares or the Bank which would not be covered by existing reserves. Neither Bancshares nor the Bank is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal, state and foreign income tax returns of each of Bancshares and the Bank have not been audited by the Internal Revenue Service (the "IRS") or the state or foreign taxing authority during the previous seven years. Neither Bancshares nor the Bank has made any election under Income Tax Regulation Sections 1.1502-33(d)(3) or 1.1552-1(c), each of which relates to the allocation of the consolidated federal income tax liability, and, except as set forth in Schedule 3.13, neither Bancshares nor the Bank is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or any other contractual obligation to pay or contribute to the tax obligations of any other person. There is no deficiency or presently pending refund litigation or matter in controversy with respect to Bancshares Returns.
Neither Bancshares nor the Bank has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect.

     3.14 MATERIAL ADVERSE CHANGE. Since June 30, 1999, there has been no material adverse change in the financial condition, results of operations, business, assets, prospects or operations of Bancshares or the Bank taken as a whole, other than changes in banking laws or regulations, or interpretations thereof, or other conditions that affect the banking industry generally, or changes in the general level of interest rates.

     3.15 LITIGATION AND OTHER PROCEEDINGS. Except as set forth in Schedule 3.15, neither Bancshares nor the Bank is a party to any pending or, to the best knowledge of the Sellers, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of Bancshares or the Bank. Without limiting the generality of the foregoing, except as set forth in Schedule 3.15, there are no actions, suits or proceedings pending or, to the best knowledge of the Sellers, threatened against Bancshares or the Bank or any of their respective officers or directors by any shareholder of Bancshares or the Bank (or any former shareholder) or involving claims under the Community Reinvestment Act of 1977, Bank Secrecy Act, the fair lending laws or any other laws applicable to the Bank.

     3.16 COMPLIANCE WITH LAWS.

          (a) Bancshares and the Bank have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened; and, to the best knowledge of Sellers, all such filings, applications and registrations are current; in each case except for permits, licenses, authorizations, orders, approvals, filings, applications and registrations the failure to have (or have made) would not have a material adverse effect on the financial condition, results of operations, business or prospects of Bancshares or the Bank.

          (b) Each of Bancshares and the Bank has complied with all laws, regulations and orders (including, without limitation, zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights and occupational health and safety laws and regulations and including, without limitation, in the case of the Bank, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business, the violation of which could reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Bancshares or the Bank, and neither Bancshares nor the Bank is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit or license of any Regulatory Authority or court, whether federal, state, municipal or local and whether at law or in equity.

          (c) Except as set forth in Schedule 3.16, and to the best knowledge of Sellers, neither Bancshares nor the Bank is subject to or reasonably likely to incur a material liability as a result of its ownership, operation or use of any Property (as defined below) of Bancshares or the Bank (whether directly or as a consequence of such Property being part of the investment portfolio of the Bank) (A) that contains any hazardous waste, toxic substance or related materials, including, without limitation, asbestos, PCBs, pesticides, herbicides and any other substance or waste that is hazardous to human health or the environment (collectively, a "Hazardous Substance"), or (B) on which any Hazardous Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" shall include all property (real or personal, tangible or intangible) owned or controlled by Bancshares or the Bank, including, without limitation, property under foreclosure and property in which any venture capital or similar unit of the Bank has an ownership or possessory interest. No claim, action, suit or proceeding is pending against Bancshares or the Bank relating to the Property before any court or other Regulatory Authority or arbitration tribunal relating to Hazardous Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Bancshares or the Bank with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Bancshares or the Bank which reasonably could be expected to have a material adverse effect on the condition of Bancshares or the Bank.

          (d) Since December 31, 1995, neither Bancshares nor the Bank has received any notification or communication which has not been favorably resolved from any Regulatory Authority (i) asserting that Bancshares or the Bank is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on Schedule 3.16 or in any writing previously furnished to the Buyer Entities and (B) reasonably could not be expected to have a material adverse effect on the condition of the Bank, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the condition of the Bank including, without limitation, the Bank's status as an insured depository institution under the FDI Act, (iii) requiring or threatening to require Bancshares or the Bank, or indicating that Bancshares or the Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Bancshares or the Bank, including, without limitation, any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

          (e)  Neither Bancshares nor the Bank is required by
Section 32 of the FDI Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

     3.17 LABOR. No work stoppage involving Bancshares or the Bank is pending or, to the best knowledge of Sellers, threatened. Neither Bancshares nor the Bank is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could adversely affect the business of Bancshares or the Bank. Employees of Bancshares and the Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     3.18 EMPLOYEE BENEFIT PLANS.

          (a) Schedule 3.18(a) lists all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by Bancshares or the Bank in respect of any of the present or former directors, officers or other employees of and/or consultants to Bancshares or the Bank (collectively, the "Sellers Employee Plans"). The Sellers have furnished the Buyer Entities with the following documents with respect to each of the Sellers Employee Plans:
(i) a true and complete copy of all written documents comprising such Sellers Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Sellers Employee Plan; (ii) the most recently filed Form 5500 or Form 5500-C (including all schedules thereto), if applicable;
(iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any.

          (b) All of the Sellers Employee Plans have been maintained and operated in all material respects in accordance with their terms and the requirements of all applicable statutes, orders, rules and final regulations, including, without limitation, to the extent applicable, ERISA and the Internal Revenue Code (the "Code"). All contributions required to be made to the Sellers Employee Plans have been made.

          (c) Sellers have no pension plan (as defined in Section 3(2) of ERISA).



          (d)  Except as set forth on Schedule 3.18(d), neither
Bancshares nor the Bank has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

          (e) Neither Bancshares nor the Bank has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

          (f) Except as set forth on Schedule 3.18(f), neither the execution nor delivery of this Agreement or the Merger Agreements, nor the consummation of any of the transactions contemplated hereby and thereby, nor the termination of any of the Sellers Employee Plans which may occur as a result of the consummation of any of the transactions so contemplated, will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute payment) becoming due from Bancshares or the Bank to any director or employee of Bancshares or the Bank, (ii) increase any benefit otherwise payable under any of the Sellers Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit.

     3.19 CONDUCT OF BANCSHARES'S AND THE BANK'S BUSINESSES TO DATE. Except as set forth in Schedule 3.19 or otherwise in this Agreement, from and after June 30, 1999: (a) Bancshares and the Bank have carried on their respective business in the ordinary and usual course consistent with past practices, (b) neither Bancshares nor the Bank has issued or sold any of its capital stock or any corporate debt securities which would be classified as long-term debt on its balance sheet, (c) neither Bancshares nor the Bank has granted any option for the purchase of its capital stock, effected any stock split or otherwise changed its capitalization, (d) neither Bancshares nor the Bank has, directly or indirectly, redeemed or otherwise acquired any of its capital stock, (e) neither Bancshares nor the Bank has incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, (f) neither Bancshares nor the Bank has discharged or satisfied any lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business,
(g) neither Bancshares nor the Bank has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) neither Bancshares nor the Bank has increased the rate of compensation of, or paid any bonus to, any of its directors, officers or other employees, except merit or promotion increases in accordance with existing policy, entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, entered into, terminated or substantially modified any of the Sellers Employee Plans in respect of any of its present or former directors, officers or other employees, or agreed to do any of the foregoing,
(i) neither Bancshares nor the Bank has suffered any damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance, and
(j) neither Bancshares nor the Bank has entered into any transaction, contract or commitment outside the ordinary course of its business.

     3.20 FULL DISCLOSURE. No representation or warranty of the Sellers contains any untrue statement of a material fact or omits to state a material fact necessary in order to (i) make the statements contained herein not materially misleading or
(ii) provide a prospective purchaser of the Bancshares Stock with all material information as to the properties and business of Bancshares or the Bank.

     3.21 BROKERS AND FINDERS; OTHER LIABILITIES. Except as set forth on Schedule 3.21, neither Bancshares nor the Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Bancshares and/or the Bank in connection with this Agreement, the Merger Agreements or the transactions contemplated hereby and thereby.

     Sellers have retained the services of E.L. Burch &
Associates to serve as its brokers in this transaction and it shall be paid a brokerage fee of $15,000 at Closing from funds payable to Sellers.

     3.22 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. Except for caps on interest rates made on loans in the ordinary course of its business, the Bank is not a party to, nor are any of its properties or assets bound by, interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements.

     3.23 REPRESENTATIONS CONCERNING SHAREHOLDERS.

          (a) OWNERSHIP. Each Shareholder is the owner, beneficially and of record, of the number of shares of Bancshares
Stock as set forth in Schedule 3.23(a).

          (b) POWER. Each Shareholder has complete and unrestricted power to enter into this Agreement and all other agreements to be executed and delivered by Shareholders hereunder, to transfer their shares pursuant to the Merger, and to perform their obligations hereunder and thereunder.

          (c) BINDING OBLIGATION. This Agreement has been, and all other agreements and documents to be executed and delivered by Shareholders hereunder will be at or prior to the Closing, duly authorized, executed and delivered by Shareholders and constitute the legal, valid and binding obligations of all Shareholders enforceable against each Shareholder in accordance with its terms.

          (d) NO VIOLATIONS OR DEFAULTS. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Shareholders hereunder, and the consummation of the transactions contemplated hereby and thereby, by Shareholders will not violate any provision of, or constitute a default under, any law, regulation, order or judgment or any contract or other agreement to which any of Shareholders is a party or by which any of them is bound or result in the creation or imposition of any lien, claim, charge or encumbrance of any nature whatsoever upon the outstanding capital stock of Bancshares or the Bank.


                            ARTICLE IV
       REPRESENTATIONS AND WARRANTIES OF THE BUYER ENTITIES

     As an inducement to the Sellers to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits or other investigations made by the Sellers, the Buyer Entities hereby jointly and severally represent and warrant to the Sellers as to the following matters:

     4.01 ORGANIZATION AND AUTHORITY.  Buyer and Acquisition
Company are each corporations duly organized, validly existing and in good standing under the laws of the State of Missouri.

     4.02 CORPORATE AUTHORIZATION.

          (a) Buyer and Acquisition Company each have the corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and Acquisition Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer and the Board of Directors of Acquisition Company, and no other approval of their respective Boards or shareholders or any committees thereof is required. Subject to such approvals of governmental agencies and other governing boards having regulatory authority over Buyer and Acquisition Company as may be required by statute or regulation, this Agreement is a valid and binding obligation of Buyer and Acquisition Company, enforceable against each in accordance with its terms.

          (b) Neither the execution, delivery and performance by Buyer or Acquisition Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer or Acquisition Company with any of the provisions hereof, will (a) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer or Acquisition Company under any of the terms, conditions or provisions of (i) their respective Articles of Incorporation or Bylaws or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or Acquisition Company is a party or by which it may be bound, or to which Buyer or Acquisition Company or any of its properties or assets may be subject.

     4.03 MATERIAL ADVERSE CHANGE. Since December 31, 1998, there has been no material adverse change in the financial condition, results of operations or prospects or Buyer, other than changes in banking laws or regulations, or interpretations thereof, or other conditions that affect the banking industry generally, or changes in the general level of interest rates.

     4.04 FULL DISCLOSURE. No representation or warranty of the Buyer Entities contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not materially misleading.

                            ARTICLE V
        CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

     5.01 CONDUCT OF BUSINESSES PRIOR TO THE CLOSING DATE.
During the period from the date of this Agreement to the Closing Date, Bancshares and the Bank shall (i) conduct their respective businesses according to the ordinary and usual course consistent with past and current practices, (ii) conduct their respective businesses in accordance with the budgets delivered to Buyer, provided, however, that no additional provisions for loan losses, shall be made except as may be necessary to maintain the reserve for loan losses in accordance with Section 3.12(b) of this Agreement, (iii) seek to keep the expenses of their respective businesses at levels consistent with past practices, and (iv) use their best efforts to maintain and preserve their respective business organizations, value of their franchise, employees and advantageous business relationships and retain the services of their officers and key employees.

     5.02 FORBEARANCES OF BANCSHARES AND THE BANK. Except as set forth on Schedule 5.02, during the period from the date of this Agreement to the Closing Date, neither Bancshares nor the Bank shall, without the prior written consent of the Buyer Entities:



          (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock, except that the Bank may declare and pay dividends required to pay the expenses and indebtedness of Bancshares;

          (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Sellers Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except
(i) normal individual increases in compensation to employees consistent with past practice, (ii) as required by law or contract and (iii) such increase of which the Sellers notify the Buyer Entities in writing and which the Buyer Entities do not disapprove within 10 days of the receipt of such notice. Notwithstanding the foregoing, Sellers may pay employee bonuses between the date hereof and month end prior to Closing as Sellers deem appropriate;

          (c) propose or adopt any amendments to its articles of incorporation or other charter document or bylaws;

          (d) issue, sell, grant, confer or award any of its Equity Securities or effect any contribution to capital, stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement;

          (e) purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

          (f) without first consulting with Buyer, enter into, renew or increase any loan or credit commitment (including stand-by letters or credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $100,000 or in any amount which, when aggregated with any and all loans or credit commitments of the Bank to such person or entity, would be in excess of $100,000; or Lend to any person other than in accordance with the Bank's lending policies as in effect on the date hereof; provided, however, that the Bank shall give Buyer prior written notice of its request to act contrary hereto and if Buyer has not responded within twenty-four
(24) hours of such request Bank may proceed in accordance with its good faith business judgment. In the event Buyer objects to the proposed transaction and the Bank proceeds with the same, then such loan shall be excluded from the Adjusted Book Value of the Bank unless Sellers, at Sellers' option, elect to do one of the following: (i) such loan, if made and any OREO or other collateral which is owned by the Bank on the Closing Date as a result of the loan, may be purchased by the Sellers on or before the Closing Date for a price which is the amount originally loaned, plus any new advance, plus all accrued interest from the date of the loan to the Closing Date, and less only payments actually received from any person with respect to the Loan; or
(ii) Sellers agree to set up a reserve for the loan out of the consideration paid at Closing and upon payment being made on the loan by the borrower as agreed, the reserve shall be reduced and the funds released to Sellers, or (iii) Sellers exercise their right, which is hereby granted, to terminate this Agreement and refund the Escrow Deposit made by Buyer.

          Buyer shall have no right to object to, and the Sellers shall have no obligation to purchase any loan or new advance made under the terms of a valid multiple disbursement note or binding written loan commitment which in either case was in existence and disclosed to Buyer during its due diligence examination of the Bank;

          (g) except as directed by any Regulatory Authority on its own motion or otherwise required by applicable law, take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the
      Merger Agreements or the ability of the Buyer Entities and the Sellers to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or the Merger Agreements or to perform its covenants and agreements under this Agreement or the Merger Agreements.

          (h) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

          (i) in the case of the Bank, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions which would materially extend the average maturity of the portfolio or which are greater than $500,000 for U.S. Treasury Securities and Federal Agency securities and $100,000 for all other investment instruments, provided that for purposes of this subsection (k), such consent shall not be unreasonably withheld;

          (j) agree in writing or otherwise take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other act which would make any of the representations and warranties in
Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act;

          (k) enter into or increase any loan or credit commitment (including standby letters of credit) to any executive officer or director of Bancshares or the Bank, any shareholder of Bancshares or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld;

          (l) other than in the ordinary course of business consistent with past practice, acquire, mortgage or dispose of any material assets;

          (m) make any capital investments in excess of $25,000 individually or $75,000 in the aggregate;

          (n) excluding loans in the ordinary course of its business, enter into any individual contract under which the liability of Bancshares or the Bank is in excess of $25,000, or enter into any contracts under which, in the aggregate, the liability of Bancshares or the Bank is in excess of $50,000;

          (o) other than in the ordinary course of business consistent with past practice, enter into any other material agreements; or

          (p) engage in any negotiations or discussions with, or consider proposals from, any person not a party to this Agreement respecting the sale of Bancshares or the Bank to, or the merger of the Bank or Bancshares with, any other person or organization.


                            ARTICLE VI
                       ADDITIONAL COVENANTS

     6.01 ACCESS AND INFORMATION; DUE DILIGENCE.

          (a) Bancshares and the Bank each shall afford to the Buyer Entities, and to the Buyer Entities' accountants, counsel and other representatives, full access during normal business hours, during the Buyer Due Diligence Period and during any six
(6) business days per month (and upon reasonable request for such additional time as may be required, provided such request shall not disrupt the normal operation of the Bank) during the period from the expiration of the Buyer Due Diligence Period to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the Buyer Entities (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state banking laws and (ii) all other information concerning its business, properties and personnel as the Buyer Entities may reasonably request. In the event of the termination of this Agreement, the Buyer Entities shall, and shall cause their respective advisors and representatives to, (1) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (2) return to Bancshares and the Bank all documents (including copies thereof) obtained hereunder from Bancshares and the Bank and (3) use their best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

          (b) Buyer, promptly following the date of this Agreement, shall commence the Buyer Due Diligence Review, which it shall conclude no later than the end of the Buyer Due Diligence Period. Buyer shall advise Bancshares and the Bank of any situation, event, circumstance or other matter which first came to the attention of Buyer during the Buyer Due Diligence Review which could result in the termination of this Agreement by Buyer pursuant to Section 8.01(d) hereof, or, if applicable, of the absence of any situation, event, circumstance or other matter, it being the intention of Buyer to provide notice to Bancshares and the Bank, as promptly as possible, of any perceived impediment to the consummation of either the Bancshares Merger or the Bank Merger. Notwithstanding anything hereinabove contained or implied to the contrary, the Buyer Due Diligence Review shall not limit, restrict or preclude, or be construed to limit, restrict or preclude, Buyer, at any time or from time to time thereafter, from conducting further such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Buyer Due Diligence Period of any event or condition which was not detected in the Buyer Due Diligence Review by Buyer and which would constitute a breach of any material representation, warranty or agreement of Bancshares or the Bank under this Agreement.

     6.02 REGULATORY MATTERS. Each of the parties hereto shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings, and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Merger Agreements as soon as is reasonably practicable after the date of this Agreement, including, without limitation, Buyer filing the necessary applications and notices with the FDIC and the Missouri Director of Finance.

     6.03 SHAREHOLDER APPROVALS.

          (a) Bancshares shall call a special meeting of its shareholders to be held as soon as is reasonably practicable for the purpose of voting upon this Agreement and the Bancshares Merger Agreement and related matters. The Board of Directors of Bancshares shall submit and recommend for approval of their respective shareholders the matters to be voted upon at such meetings. The Board of Directors of Bancshares hereby does and will recommend this Agreement, the Bancshares Merger Agreement and the transactions contemplated hereby and thereby to its shareholders and use its best efforts to obtain the votes and approvals of its shareholders necessary for the approval and adoption of the matters contemplated hereby. Each of the Shareholders agrees to vote all shares of Bancshares Stock that he owns of record for the approval of this Agreement and the Bancshares Merger Agreement at the special meeting of shareholders of Bancshares, or if the transaction is altered by Buyer to a direct purchase of stock pursuant to Section 2.09, to sell his shares of Bancshares for a purchase price equal to that portion of the Bancshares Merger Consideration that such Shareholder would be entitled to receive under this Agreement.

          (b) The Bank shall call a special meeting of its shareholders to be held as soon as is reasonably practicable for the purpose of voting upon this Agreement and the Bank Merger Agreement and related matters. The Board of Directors of the Bank shall submit and recommend for approval of their respective shareholders the matters to be voted upon at such meetings. The Board of Directors of the Bank hereby does and will recommend this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby to its shareholders and use its best efforts to obtain the votes and approvals of its shareholders necessary for the approval and adoption of the matters contemplated hereby. Bancshares agrees to vote all shares of Bank Stock that it owns of record for the approval of
      this Agreement and the Bank Merger Agreement at the special meeting of shareholders of the Bank.

     6.04 CURRENT INFORMATION. During the period from the date of this Agreement to the Closing Date, each party will promptly furnish all other parties with copies of all relevant interim financial statements (monthly in the case of Bancshares and the Bank and quarterly in the case of Buyer) as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other parties of the following events immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the affected party with respect thereto: (a) the occurrence of any event which could cause any representation or warranty of such party or any schedule, statement, report, notice, certificate or other writing furnished by such party to be untrue or misleading in any respect; (b) any material change in its business, financial condition, results of operations or prospects; (c) the issuance or commencement of any governmental and/or regulatory agency complaint, investigation or hearing or any communications indicating that the same may be contemplated and, as to any such matter which shall now or hereafter be in effect, any communications pertaining thereto; or (d) the institution or the threat of any material litigation involving such party.

     6.05 ENVIRONMENTAL REPORTS. The Bank shall provide to the Buyer within twenty (20) days after request, with respect to all Real Property presently owned by the Bank, and as soon as reasonably practicable, but not later than twenty (20) business days, after the acquisition or leasing, foreclosure or repossession by the Bank of any Real Property subsequent to the date hereof, a report of a phase one environmental investigation of such Real Property consistent with ASTM practices (excluding space in retail or similar establishments leased by the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one report with respect to any parcel of real property referred to above, in the reasonable opinion of the Buyer, the Buyer shall be permitted to obtain, at its expense, a phase two investigation report on such designated parcels as soon as practicable. The Buyer shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify the Sellers of any dissatisfaction with the contents of such report. If the Buyer is dissatisfied with the contents of such report due to the fact that: (i) the estimated costs of all remedial or other corrective actions or measures with regard to the real property referred to above required by applicable law (the "Remediation Costs") exceed $150,000 in the aggregate, as reasonably estimated by an environmental expert retained for such purpose by the Buyer, or (ii) the costs of such remedial or other corrective actions cannot be reasonably estimated by such expert to be $100,000 or less with any reasonable degree of certainty, then the Buyer, at its sole discretion, shall have the right to terminate this Agreement upon fifteen (15) days' notice to Sellers unless Sellers, upon receipt of such notice, elect
      within fifteen (15) days thereafter to reduce the
Bancshares Merger Consideration by an amount equal to the Remediation Costs (or in the case of an inability to estimate such costs, by an amount equal to the actual costs of such required remedial or other corrective actions), in which case the Bancshares Merger Consideration shall be so reduced and this Agreement shall not be terminated pursuant to this Section.

     6.06 EXPENSES. Each party hereto shall bear its own costs and expenses incident to preparing, entering into and carrying out this Agreement, the Merger Agreements and the transactions contemplated hereby and thereby, whether or not the Mergers shall be consummated or this Agreement shall subsequently be terminated.

     6.07 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreements as expeditiously as possible, including, without limitation, using their respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and thereby. The Sellers and the Buyer Entities shall use their best efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of any of the foregoing, desirable for the consummation of the transactions contemplated by this Agreement and the Merger Agreements.

     6.08 PRESS RELEASES AND DISCLOSURE OF AGREEMENT. The Sellers and the Buyer Entities shall consult with each other as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement, the Merger Agreements or any of the transactions contemplated hereby or thereby. Unless in the reasonable opinion of Buyer's counsel an announcement is required by the securities laws, no announcement shall be made by either party without the consent of the other party unless and until either: (i) the Buyer Due Diligence Period shall have expired or (ii) Buyer has notified Bancshares that Buyer waives its termination right pursuant to
Section 8.01(d) and Section 8.01(f).   The Buyer Entities shall
cooperate with Sellers during the Due Diligence Period to prevent the knowledge of the existence of the Agreement and the propose transaction to become known to Sellers' employees and the general public.

     6.09 INDEMNIFICATION OF BANCSHARES' AND THE BANK'S
DIRECTORS, OFFICERS AND EMPLOYEES.

          (a) Buyer agrees that the Mergers shall not affect or diminish any of the duties and obligations of indemnification of the Surviving Entities (with respect to the Bank and Bancshares) existing at the Bancshares Merger Effective Time and the Bank Merger Effective Time in favor of employees, agents, director or officers of the Surviving Entities arising by virtue of its charter or Bylaws in the form in effect at the date hereof or arising by operation of law or arising by virtue of any contract, resolution, or other agreement or document existing at the date hereof, and such duties and obligations shall continue in full force and effect for so long as they would otherwise survive and continue in full force and effect. To the extent that the Surviving Entities' existing directors' and officers' liability insurance policy would provide coverage for any action or omission occurring prior to the Bancshares Merger Effective Time or the Bank Merger Effective Time, the Sellers agree to give proper notice to the insurance carrier and to the Buyer Entities of a potential claim thereunder so as to preserve the Surviving Entities' rights to such insurance coverage.

          (b) If after the Bancshares Merger Effective Time or the Bank Merger Effective Time, the Surviving Entities or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or entity, that in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Entities shall assume any remaining obligations of such surviving corporation or bank set forth in this Section 6.09. If the Surviving Entities shall liquidate, dissolve or otherwise wind up either of their businesses, then ENB shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Entities were so obligated pursuant to this Section 6.09.

     6.10 EMPLOYMENT AGREEMENTS.  At the Closing, ENB and Robert
S. Wheeler will enter into a three-year employment agreement, in the form attached hereto as Exhibit C.

     6.11 APPOINTMENT TO BUYER ADVISORY BOARD. ENB agrees that following the Closing, Julius F. Wall will be appointed as an Advisory Director of ENB and will be allowed to attend all official board meetings of ENB. Although as an Advisory Director, Julius F. Wall will not be entitled to vote on matters coming before the Board, he will be allowed to express his opinion regarding Board matters and furthermore will receive compensation as an Advisory Director which shall be equal to the compensation received by regular Directors of ENB.

     6.12 MERGER AGREEMENTS. At a time determined by the Buyer after the expiration of the Buyer Due Diligence Period, Bancshares shall execute the Bancshares Merger Agreement and the Bank shall execute the Bank Merger Agreement.

     6.13 REGULATORY APPROVALS. The Buyer Entities shall use their best efforts to file within ten (10) business days following the expiration of the Buyer Due Diligence Period, and to diligently prosecute, all regulatory applications required to be filed by it in order to consummate the Mergers. The Buyer Entities shall use their reasonable best efforts to obtain all legally required approvals for the consummation of the Mergers and the other transactions contemplated hereby. The Buyer Entities shall keep Sellers reasonably informed as to the status of such applications and make available to Sellers, upon reasonable request by Sellers from time to time, copies of such applications and any supplementally filed materials.

     6.14 BREACHES. Each of Buyer and Acquisition Company shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Sellers and use its best efforts to prevent or promptly remedy the same.

     6.15 CONSUMMATION OF AGREEMENT. ENB and the Buyer Entities shall perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement, including, but not limited to, (i) ENB delivering cash in the amount of the Bancshares Merger Consideration to Acquisition Company prior to the Bancshares Effective Time and
(ii) Acquisition Company paying cash in the amount of the Bancshares Merger Consideration to the shareholders of Bancshares on the Closing Date.


                           ARTICLE VII
                            CONDITIONS

     7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGERS. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

          (a) The approval of the Bancshares Merger, this Agreement and the Bancshares Merger Agreement shall have received the approval of the Board of Directors of Buyer and the requisite vote of shareholders of Bancshares at the special meeting of shareholders called pursuant to Section 6.03 hereof.

          (b) This Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby shall have been approved by the FDIC, the Missouri Director of Finance and any other federal and/or state regulatory agencies whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall be continuing in effect.

          (c)  Neither Bancshares, the Bank, Buyer nor
Acquisition Company shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Bancshares Merger or the Bank Merger.

          (d) No litigation challenging the Bancshares Merger or the Bank Merger shall be pending or have been threatened.

     7.02 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to effect the Bancshares Merger or the Bank Merger shall be subject to the fulfillment or waiver at or prior to the Bancshares Merger Effective Time and the Bank Merger
Effective Time of the following additional conditions:

          (a)  REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of the Buyer Entities set forth in
Article IV hereof shall be true and correct in all material respects, except such as are not of a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of Buyer and its subsidiaries, taken as a whole, as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except
(i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the condition of Buyer and its subsidiaries taken as a whole and (iii) for the effect of transactions contemplated by this Agreement) and the Sellers shall have received a signed certificate which is to the best knowledge of the Chairman of the Board and President of Buyer, signing solely in his capacity as an officer of Buyer, and is to that effect and also states that all of the conditions set forth in Sections 7.01 and 7.03 shall have been satisfied or waived as provided therein.

          (b) PERFORMANCE OF OBLIGATIONS. The Buyer Entities shall have performed in all material respects all obligations required to be performed by each under this Agreement prior to the Bancshares Merger Effective Time and the Bank Merger Effective Time, and the Sellers shall have received a signed certificate which is to the knowledge of the Chairman of the Board and President of Buyer, signing solely in his capacity as an officer of Buyer, and is to that effect.

          (c) PERMITS, AUTHORIZATIONS, ETC.. The Buyer Entities shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by them of the Mergers and all waiting periods required by law shall have expired.

          (d) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in the business, financial condition, results of operations or prospects of Buyer and its subsidiaries, taken as a whole.

     7.03 CONDITIONS TO OBLIGATIONS OF THE BUYER ENTITIES. The obligations of the Buyer Entities to effect the Bancshares Merger and the Bank Merger shall be subject to the fulfillment or waiver at or prior to the Bancshares Merger Effective Time and the Bank Merger Effective Time of the following additional conditions:

          (a)  REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of the Sellers set forth in
Article III hereof shall be true and correct in all material respects, except such as are not of a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of Bancshares or the Bank, as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the condition of Bancshares or the Bank and (iii) for the effect of transactions contemplated by this Agreement) and Buyer shall have received a signed certificate which is to the best knowledge of the Chairman of the Board and President of each of Bancshares and the Bank and is to that effect.

          (b) PERFORMANCE OF OBLIGATIONS. The Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a signed certificate which is to the knowledge of the Chairman of the Board and President of each of Bancshares and the Bank and is to that effect.

          (c) PERMITS, AUTHORIZATIONS, ETC. The Sellers shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Bancshares or the Bank's businesses required for the consummation of the Bancshares Merger and the Bank Merger, and the Sellers shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Bancshares Merger and the Bank Merger.

          (d) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in the business, assets (real, personal or mixed), financial condition or results of operations of Bancshares or the Bank.

          (e) OPINION OF COUNSEL. The Sellers shall have delivered to Buyer an opinion of counsel to the Sellers dated as of the Closing Date or a mutually agreeable earlier date in substantially the form set forth as Exhibit D to this Agreement.

          (f) PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be held or taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel to Buyer, and Sellers shall have made available to Buyer and its authorized representatives for examination the originals or true and correct copies of all documents relating to the business and affairs of Bancshares and the Bank which Buyer and its authorized representatives may reasonably request.

          (g)  EMPLOYMENT OF WHEELER.  Buyer and Robert S.
Wheeler shall have entered into an employment agreement on terms satisfactory to Buyer and as described in Section 6.10.

          (h) TOTAL ASSETS OF THE BANK. As of the Closing Date, the total assets of the Bank shall be equal to or greater than $65,000,000, and the tangible equity capital of the Bank shall be equal to or greater than $6,000,000, excluding unrealized securities gains or losses and realized securities gains during calendar year 1999.

          (i)  INDEBTEDNESS OF BANCSHARES.  As of the Closing
Date, the principal amount of the total indebtedness of Bancshares shall not exceed the principal amount of the total indebtedness of Bancshares as of June 30, 1999.

          (j)  LIMITATION ON CERTAIN LOANS AND NON-PERFORMING
ASSETS.  The aggregate amount of all loans described by Section
3.09(f)(vi) and all Non-Performing Assets pursuant to Section
3.12(c) shall not exceed $250,000.


                           ARTICLE VIII
                TERMINATION, AMENDMENT AND WAIVER

     8.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Bancshares,

          (a) by mutual consent by the Board of Directors of Buyer and the Board of Directors of Bancshares;

          (b) by the Board of Directors of Buyer or the Board of Directors of Bancshares hereto at any time after March 31, 2000, if the Mergers shall not theretofore have been consummated;

          (c) by the Board of Directors of Buyer or the Board of Directors of Bancshares if the FDIC, the Missouri Director of Finance or any other federal and/or state regulatory agency whose approval is required for the consummation of the Mergers shall have denied approval of such transaction;

          (d) by the Board of Directors of Buyer, at any time prior to the completion of the Buyer Due Diligence Period, in the event the Buyer, in good faith, determines in the course of its due diligence examination of Bancshares and the Bank that the Book Value thereof is not accurately stated on its books and records, that the loan loss reserve is inadequate, or that there has been a material breach of warranties on the part of Sellers and further that Sellers have not agreed to financial statement adjustments proposed in good faith by Buyer based upon its due diligence or otherwise cured any breach of warranty.

          (e) by the Board of Directors of Buyer or Bancshares at any time prior to the expiration of the Buyer Due Diligence Period, if, based on communications received from a Regulatory Authority having jurisdiction over the transactions contemplated by this Agreement, such Board of Directors concludes, in consultation with its counsel, that the Regulatory Authority's disapproval of the transactions contemplated by this Agreement is more likely than its approval thereof;

          (f) by the Board of Directors of Buyer, on the one hand, or by the Board of Directors of Bancshares, on the other hand, in the event of a breach by the other of any representation, warranty or agreement contained in this Agreement, which breach is of such a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of the breaching party and its subsidiaries taken as a whole and is not cured after 30 days' written notice thereof is given to the party committing such breach or waived by such other party or parties;

          (g) by the Board of Directors of Buyer pursuant to and in accordance with the provisions of Section 6.05 hereof; or

          (h) by the Board of Directors of Buyer in the event that it reasonably determines that a material adverse change in the financial position or business of Bancshares or the Bank shall have occurred or if Bancshares or the Bank shall have suffered a material loss or damage to any of their properties or assets, which loss or damage materially adversely affects or impairs their ability to conduct their businesses, or if any suit or similar proceeding shall be instituted or threatened by any party which in the opinion of counsel to Buyer may result in the restraint, prohibition or obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated thereby; or

     8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01 above, this Agreement shall forthwith become void and without further effect and there shall be no liability on the part of any party hereto or the respective officers and directors of each, except as set forth in the second sentence of Section 6.01(a), Section 6.06 and Article IX, and, except that no termination of this Agreement pursuant to subsection (e) of Section 8.01 shall relieve the non-performing party of any liability to any other party hereto arising from the breach or non-performance of any warranty or covenant herein, after the giving of notice and the opportunity to cure. The parties recognize that the remedies at law of Buyer for a breach by any Seller are inadequate and that in addition to other remedies, Buyer shall be entitled to specific performance and other equitable remedies. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.01(e) hereof on the account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover actual damages or liquidated damages, as appropriate, from the breaching party; provided, however, that no party shall be liable for a breach of any representation or warranty unless such party had actual knowledge of the inaccuracy or breach of such representation or warranty which results in the termination of this Agreement prior to the Closing Date at the time that it was made. For the purposes of the foregoing, "actual knowledge" in the case of Sellers shall mean the knowledge of any director, Chief Executive Officer or Chief Financial Officer of the Bank or Bancshares.

     8.03 AMENDMENT. This Agreement, the Exhibits and the Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of the respective Boards of Directors of Buyer and Bancshares, at any time before or after approval of this Agreement and the Bancshares Merger Agreement by the shareholders of Bancshares; provided, however, that no such modification shall (a) alter the amount or change the form of the Bancshares Merger Consideration contemplated by this Agreement to be received by the shareholders of Bancshares, (b) adversely affect the tax treatment of the Shareholders, (c) alter or change any of the terms of this Agreement if such alteration or change would adversely affect the shareholders of Bancshares or (d) impede or delay receipt of any approvals referred to in Section 7.01(b) or the consummation of the transactions contemplated by this Agreement and the Bancshares Merger Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.04 WAIVER. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.


                            ARTICLE IX
                         INDEMNIFICATION

     9.01 INDEMNIFICATION. The Shareholders, jointly and severally, and Buyer (individually, the "Indemnifying Party") agree to defend, indemnify and hold harmless the other party or parties (the "Indemnitee") and its or their officers, directors, employees, agents, representatives, successors and assigns from, against and in respect of any and all loss, liability and expense resulting from:

          (a) Any and all loss, diminution in value, damage or deficiency resulting from any misrepresentation or breach of warranty or nonfulfillment of any obligation by Indemnifying Party under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Indemnifying Party pursuant to this Agreement; and

          (b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including legal expenses) incident to any of the foregoing provisions.

     9.02 CLAIMS. If any Indemnitee receives notice of any claim or the commencement of any action or proceeding with respect to which the Indemnifying Party is obligated to provide indemnification pursuant to Section 9.01, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement and shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that to the satisfaction of the Indemnitee, the Indemnifying Party shall indemnify and secure the Indemnitee against such contested claims and for the expenses of contesting and defending the claims. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party elects not to notify the Indemnitee of its election as herein provided, the Indemnitee may, if acting in accordance with its good faith business judgment, pay, compromise or defend such asserted liability, and such settlement shall be binding on the Indemnifying Party for purposes of this
Article IX. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     9.03 COSTS. If any legal action or other proceeding is brought by any party to this Agreement against any other party to this Agreement for the enforcement or interpretation of any of the rights or provisions of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     9.04 REIMBURSEMENT.  Subject to the provisions of
Section 8.03, the Indemnitee shall be reimbursed on demand for loss, damage, cost or expense suffered by such party at any time after the Closing Date in respect to any liability to which the foregoing indemnity relates.

     9.05 NET LOSS AND DE MINIMIS. Except for any knowing and intentional breach hereof by any party, no indemnity shall be due hereunder until such time as the actual net loss or damage (i.e., reduced by any recovery from any third party, such as an insurer) suffered by the Indemnitee exceeds a cumulative aggregate amount (as to all indemnifiable claims to the date of determination combined) equal to $15,000. After cumulative aggregate losses equal $15,000, Indemnitee shall be entitled to full and complete recovery of all losses incurred, including the first $15,000.

     9.06 LIMITATIONS.  Notwithstanding any provision of this
Article IX to the contrary, the extent of indemnification herein to an Indemnitee by each Indemnifying Party who is also a Shareholder shall be limited to that portion of the Bancshares Merger Consideration that such Shareholder would be entitled to received under this Agreement. Notwithstanding any provision of this Agreement, no Indemnitee shall be entitled to any reimbursement hereunder from an Indemnifying Party with respect to any claim initially made against such Indemnifying Party more than 12 months after the Closing Date.

                            ARTICLE X
                        GENERAL PROVISIONS

     10.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation until the first anniversary of the Closing Date, except that the agreements set forth in Section 8.02 shall survive the Bancshares Merger Effective Time and the Bank Merger Effective Time or the earlier termination of this Agreement.

     10.02 NO ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned by any party hereto without the prior written consent of all other parties, and any purported transfer or assignment in violation of this
Section 10.02 shall be void and of no effect. There shall not be any third party beneficiaries of any provisions hereof.

     10.03 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

     10.04 NO IMPLIED WAIVER. No failure or delay on the part of either party hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     10.05 HEADINGS. Article, section, subsection and paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent or meaning of any provision hereof.

     10.06 ENTIRE AGREEMENT. This Agreement and the Appendices and Schedules hereto constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings or other agreements or understandings with respect thereto. No waiver, and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by all parties thereto.

     10.07 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     10.08 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (a) on the date given if delivered personally or by cable, telegram or telex or (b) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)  if to the Buyer Entities:

                         Union State Bank & Trust of Clinton
                         102 N. Second Street
                         P.O. Box 646
                         Clinton, Missouri  64735-0646
                         Attention: James E. Smith
                                    President
                         Telecopy:  (816) 885-6820

                    and copy to:

                         Stinson, Mag & Fizzell, P.C.
                         1201 Walnut Street, Suite 2800
                         Kansas City, MO 64106
                         Attention:  Howard H. Mick
                         Telecopy:   816-691-3495

               (ii) if to Sellers:

                         Julius F. Wall
                         Box 226
                         Clinton, MO 64735-2356

                         Telecopy:  (660) 885-2792

                    and copy to:

                         E. L. Burch
                         E.L. Burch & Associates
                         Platte Valley Bank of Missouri
                         2400 Prairie View Road
                         Platte City, Missouri  64079

                         Telecopy:  (816) 858-2905

                         Keith W. Hicklin
                         Witt & Hicklin, P.C.
                         4th and Main, P.O. Box 1517
                         Platte City, MO  64079
                         Telecopy:  (816) 858-3009

     10.09 GOVERNING LAW. This Agreement shall be governed by and controlled as to validity, enforcement, interpretation, effect and in all other respects by the internal laws of the State of Missouri applicable to contracts made in that state.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

                         "BUYER ENTITIES"

                         EXCHANGE NATIONAL BANCSHARES, INC.


ATTEST:
                         By:  ___________________________________
                              Name:
                              Title:
____________________
Secretary

                         UNION STATE BANCSHARES, INC.


ATTEST:
                         By:  __________________________________
                              Name:
                              Title:
_____________________
Secretary

                         UNION STATE BANK & TRUST OF CLINTON


ATTEST:
                         By:  ___________________________________
                              Name:
                              Title:
____________________
Secretary

                         USBT ACQUISITION COMPANY, INC.


ATTEST:
                         By:  ________________________________
                              Name:
                              Title:
___________________
Secretary

                         "SELLERS"

                         CALHOUN BANCSHARES, INC.

ATTEST:

                         By:  ________________________________
                              Name:
______________________        Title:
Secretary


                         CITIZENS STATE BANK OF CALHOUN

ATTEST:

                         By:  ________________________________
                              Name:
_______________________       Title:
Secretary

                         "SHAREHOLDERS"


                         _______________________________________
                                      Julius F. Wall


                         _______________________________________
                                        Sara M. Wall


                         _______________________________________
                                      Robert S. Wheeler